Exhibit 10.1

SEPARATION AGREEMENT

This Separation Agreement (the “Agreement”) is entered into as of December 11, 2014, by and between Regional Management Corp., a Delaware corporation (the “Company”), and Thomas F. Fortin (the “Executive”). The Company and Executive may be referred to individually as a “Party” and collectively as the “Parties”.

WHEREAS, Executive serves as Chief Executive Officer for the Company pursuant to the terms and conditions of the Employment Agreement, dated March 18, 2013 (the “Employment Agreement”), by and between Executive and the Company; and

WHEREAS, Executive has, subject to the terms of this Agreement, tendered his resignation from the Company and the Company has accepted Executive’s resignation, effective as of October 30, 2014 (the “Termination Date”);

WHEREAS, the Parties have agreed to treat Executive’s resignation as a termination of Executive’s employment without Cause under the Employment Agreement; and

WHEREAS, the Parties desire to amicably resolve any dispute arising out of Executive’s employment and termination thereof, with the understanding that such resolution shall not constitute evidence of or be an admission of wrongful conduct, liability, or fault on the part of Executive or the Company.

NOW, THEREFORE, in consideration of the foregoing premises and the respective agreements of the Company and Executive set forth below, the Company and Executive, intending to be legally bound, agree as follows:

1. Resignation of Employment and Other Positions.

Effective as of the Termination Date, Executive shall resign from his position as Chief Executive Officer and all other titles, positions and appointments Executive may hold with the Company or any of its direct or indirect subsidiaries or affiliates, including without limitation, his position as a member of the board of directors of the Company. Executive will promptly thereafter receive all accrued, but unpaid Salary, vacation and paid time off and reimbursement of all outstanding properly incurred business-related expenses.

2. Assistance with Responsibilities: For a period of six (6) months following the Termination Date (the “Assistance Period”), Executive shall provide reasonable assistance to the Company’s interim and/or acting Chief Executive Officer in connection with the performance of the interim and/or acting Chief Executive Officer’s duties and responsibilities. The Parties agree that Executive shall spend no more than twenty (20) hours per month providing such assistance. Executive shall not be required to travel and shall be reimbursed for any reasonable expenses incurred at the Company’s request. Executive acknowledges and agrees that the treatment of his equity awards as provided in Section 4 below will be the sole compensation to which Executive is entitled with respect to his services during the Assistance Period.

3. Severance Pay and Benefits. In accordance with Section 2.7(a) of the Employment Agreement and as otherwise agreed between the Company and Executive, the Company shall provide to Executive the following severance benefits:

(a) A payment equal to thirty (30) calendar days of Executive’s Salary (based on the Salary in effect as of the Termination Date), which Executive agrees and acknowledges is being provided in lieu of the requirement under Section 2.7(a) of the Employment Agreement that the Company provide Executive with thirty (30) calendar days’ notice of its decision to terminate Executive’s employment without Cause;

(b) The continued payment of Executive’s Salary and car allowance for a period of twelve (12) months immediately following the Termination Date (the “Severance Period”) (based on the Salary and car allowance in effect as of the Termination Date), payable during the Severance Period in accordance with the Company’s regular payroll practices;

(c) Executive agrees to waive his right under Section 2.7(a) of the Employment Agreement to receive a pro-rated portion of Executive’s Bonus under the Company’s 2014 Annual Incentive Plan regardless of the extent to which such Bonus would otherwise have been earned based on performance goals established under the 2014 Annual Incentive Plan;

(d) Reimbursement of the reasonable attorney’s fees and expenses, not to exceed Five Thousand and No/100 Dollars ($5,000), incurred by Executive in connection with the negotiation and preparation of this Agreement; and

(e) Provided Executive elects continuation coverage pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1986 (“COBRA”) or similar state laws and timely completes and returns to the Company the documents and payments required for such election, the Company shall reimburse Executive for the cost of COBRA continuation premiums for Executive and his dependents (as applicable) for a period of twelve (12) consecutive months after the Termination Date, under the Company’s group medical plan to the extent that such benefits were in effect for Executive and his dependents as of the Termination Date; provided, that if at any time during the twelve (12) month period following the Termination Date, Executive becomes eligible to receive health insurance from a subsequent employer, the Company’s obligation to reimburse Executive for the cost of COBRA continuation premiums shall immediately cease.

(f) Notwithstanding the foregoing provisions of this Section 3, the Company shall not be obligated to provide Executive with any of the severance pay or benefits described in paragraphs (a), (b), (c), (d) and (e) of this Section 3 (such severance pay and benefits, collectively the “Severance Benefits”) unless (i) within 30 days following the Termination Date, (x) Executive signs and delivers the Release of Claims in favor of the Company as set forth in Exhibit A attached hereto (the “Release”), (y) Executive has not revoked the Release; and (z) the rescission periods provided by law have expired; and (ii) Executive is in substantial compliance with the material terms of this Agreement and the Employment Agreement as of the dates of the payments. The Parties agree that Executive received this Agreement and the Release on October 30, 2014.

(g) Executive acknowledges and agrees that Executive is considered a “specified employee” within the meaning of Section 409A as of the Termination Date. As a result, the payment of any amounts under this Section 3 that is considered deferred compensation subject to 409A and is to be paid on account of Executive’s separation from service shall be deferred, as required by Section 409A(a)(2)(B)(i) of the Code, for six (6) months after the Termination Date or, if earlier, Executive’s death (the “409A Deferral Period”). Any payments that otherwise would have been made during the 409A Deferral Period shall be paid in a lump sum on the first payroll date after the 409A Deferral Period expires, and the balance of any payments shall be made as described herein.

4. Treatment of Equity Awards

(a) Executive and the Company acknowledge and agree that, except as set forth below in this Section 4, the applicable stock or equity incentive plans and any equity or equity-based awards granted to Executive thereunder shall be governed by the terms of such plans and award agreements; provided, that the treatment of Executive’s equity or equity-based awards as set forth in Sections 4(b), 4(c), and 4(d) below is subject to Executive’s execution and non-revocation of the Release.

(b) The exercise period under the option award agreement between Executive and the Company, dated February 26, 2008, with respect to 196,563 shares of the Company shall, to the extent unexercised as of the Termination Date, remain outstanding until March 21, 2017 and shall not expire after the conclusion of the ninety (90) day period following the Termination Date.

(c) All of the unvested shares underlying the option award agreement between Executive and the Company, dated March 27, 2012, with respect to 125,000 shares of the Company shall vest in full on the effective date of the Release and the exercise period with respect to such option shall remain outstanding until March 21, 2017 and shall not expire after the conclusion of the ninety (90) day period following the Termination Date.

(d) All of the 12,589 shares of restricted stock granted to Executive pursuant to the restricted stock award agreement between Executive and the Company, dated October 1, 2014 shall vest in full on the effective date of the Release.

(e) All of the restricted stock units, stock options, and performance shares granted to Executive pursuant to the restricted stock unit award agreement, nonqualified stock option agreement, and cash-settled performance share award agreement, respectively, each dated October 1, 2014, shall be cancelled and forfeited and no consideration shall be paid to Executive in respect thereof.

5. Continued Obligations.

(a) Following the Termination Date, Executive agrees to continue to adhere to the terms and conditions set forth in Article III (Covenants) of the Employment Agreement. Executive agrees that such terms and conditions are reasonable and necessary to protect the legitimate interests of the Company and that any violation of this Article of the Employment Agreement by Executive may cause substantial and irreparable harm to the Company. Executive agrees that the Company may seek any remedies set forth in Article III of the Employment Agreement should Executive violate Article III of the Employment Agreement.

(b) The Company agrees to continue to adhere to the terms and conditions set forth in Section 3.7 of the Employment Agreement. In addition, the Company agrees to evaluate in good faith and to respond within a reasonable period of time to a request made by Executive from time to time for a determination by the Company whether proposed future employment with a subsequent employer or other activity by Executive would violate Article III of the Employment Agreement.

(c) The Parties specifically agree that Article III of the Employment Agreement is incorporated hereto by reference and integrated herein.

6. Miscellaneous.

(a) Defined Terms. Capitalized terms not otherwise defined herein shall have the meanings ascribed to them in the Employment Agreement. For the sake of clarity, references to “Section(s)” or “Article(s)” herein shall refer to the corresponding Sections or Articles of this Agreement and/or the Employment Agreement.

(b) Tax Matters. Executive acknowledges that the Company shall deduct from any compensation payable to Executive or payable on his behalf under this Agreement all applicable federal, state, and local income and employment taxes and other taxes and withholdings required by law.

(c) Public Announcement. The Company shall give Executive a reasonable opportunity to review and comment on any initial public announcement relating to this Agreement. The Company reserves the right, in its sole discretion, to make all final decisions relating to any public announcement relating to this Agreement.

(d) Company Approvals. The Company represents and warrants to Executive that it (and to the extent required, the Board, and the Compensation Committee) has taken all corporate action necessary to authorize this Agreement.

(e) Continuing Cooperation. Until the expiration of the applicable statutes of limitations, Executive agrees to provide continuing cooperation to the Company in the defense of any asserted or unasserted claims, charges or lawsuits pending against it. Such cooperation shall include, but not be limited to, providing the Company with information, affidavits, deposition testimony or testimony as a witness in any forum; provided, however, that compliance with this Section 6(e) will not be enforced in such a way as to impose an undue burden upon Executive. Executive also agrees to participate in joint messages to financial institutions and oversight agencies.

(f) No Mitigation. In no event shall Executive be obligated to seek other employment or take any other action to mitigate the amounts payable to Executive under any of the provisions of this Agreement, nor shall the amount of any payment hereunder be reduced by any compensation earned as a result of Executive’s employment by another employer, except that any continued Separation Benefits may be reduced as provided for by Section 3(e) of this Agreement.

(g) Beneficiary. If Executive dies before receiving all of the amounts payable to him in accordance with the terms and conditions of this Agreement, such amounts shall be paid to the beneficiary (“Beneficiary”) designated by Executive in writing to the Company during his lifetime, or if no such Beneficiary is designated, to Executive’s estate. Executive may change his designation of Beneficiary or Beneficiaries at any time or from time to time without the consent of any prior Beneficiary, by submitting to the Company in writing a new designation of Beneficiary.

(h) Governing Law; Jurisdiction; Venue. All matters relating to the interpretation, construction, application, validity and enforcement of this Agreement shall be governed by the laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule, whether of the State of Delaware or any other jurisdiction, that would cause the application of laws of any jurisdiction other than the State of Delaware. Executive and the Company knowingly and voluntarily agree that any controversy or dispute arising out of or otherwise related to this Agreement, including any employment or statutory claim, shall be tried exclusively, without jury, and consent to personal jurisdiction in the state courts of Wilmington, Delaware or the United States District Court for the District of Delaware, as appropriate.

(i) Entire Agreement. Except as otherwise provided herein, the Agreement contains the entire agreement of the parties relating to the subject matter hereof and supersedes all prior agreements and understandings with respect to such subject matter, including the Employment Agreement, with the exception of those Sections that have been integrated pursuant to Section 5 of this Agreement, and the Parties hereto have made no agreements, representations or warranties relating to the subject matter of this Agreement that are not set forth herein.

(j) Amendments. No amendment or modification of this Agreement shall be deemed effective unless made in writing and signed by the parties hereto.

(k) No Waiver. No term or condition of this Agreement shall be deemed to have been waived, except by a statement in writing signed by the party against whom enforcement of the waiver is sought. Any written waiver shall not be deemed a continuing waiver unless specifically stated, shall operate only as to the specific term or condition waived and shall not constitute a waiver of such term or condition for the future or as to any act other than that specifically waived.

(l) Assignment. This Agreement shall not be assignable, in whole or in part, by either party without the written consent of the other party, except that the Company may, without the written consent of Executive, assign its rights and obligations under this Agreement to any corporation or other business entity (i) with which the Company may merge or consolidate, or (ii) to which the Company may sell or transfer all or substantially all of its assets or capital stock.

(m) Separate Representation. Executive hereby acknowledges that he has sought and received independent advice from counsel of Executive’s own selection in connection with this Agreement and has not relied to any extent on any director, officer, or stockholder of, or counsel to, the Company in deciding to enter into this Agreement.

(n) Notices. Any notice hereunder shall be in writing and shall be deemed to have been duly given if delivered by hand, sent by reliable next-day courier, or sent by registered or certified mail, return receipt requested, postage prepaid, to the party to receive such notice addressed as follows:

If to the Company:

Regional Management Corp.

509 West Butler Road

Greenville, SC 29607

P.O. Box 776

Mauldin, SC 29662

Facsimile No.: (864) 422-8035

Attention: Brian J. Fisher, Vice President and General Counsel

with a copy to:

Simpson, Thacher and Bartlett LLP

425 Lexington Avenue

New York, NY 10017

Attention: Lesley Peng and Larry Moss

If to Executive:

Thomas F. Fortin

Most recent address reflected on the Company’s payroll records with a copy to:

Moore & Van Allen PLLC

100 N. Tryon St., Suite 4700

Charlotte, NC 28202

Attention: Daniel L. Johnson, Jr.

or addressed to such other address as may have been furnished to the sender by notice hereunder. All notices shall be deemed given on the date on which delivered if delivered by hand or on the date sent if sent by overnight courier or certified mail, except that notice of change of address will be effective only upon receipt by the other party.

(o) Counterparts. This Agreement may be executed in any number of counterparts, and such counterparts executed and delivered, each as an original, shall constitute but one and the same instrument.

(p) Severability. Subject to Section 5 hereof, to the extent that any portion of any provision of this Agreement shall be invalid or unenforceable, it shall be considered deleted herefrom and the remainder of such provision and of this Agreement shall be unaffected and shall continue in full force and effect.

(q) Captions and Headings. The captions and paragraph headings used in this Agreement are for convenience of reference only and shall not affect the construction or interpretation of this Agreement or any of the provisions hereof.

[Signature page immediately following]

IN WITNESS WHEREOF, Executive and the Company have executed this Separation Agreement as of the date first above written.

REGIONAL MANAGEMENT CORP.

By	/s/ Brian J. Fisher
BRIAN J. FISHER
Its	VP & GENERAL COUNSEL

/s/ Thomas F. Fortin
THOMAS F. FORTIN

EXHIBIT A

RELEASE OF CLAIMS

This Release of Claims (“Agreement”) is made and entered into by and between Regional Management Corp. (the “Company”) and Thomas F. Fortin (the “Executive”).

BACKGROUND

A. The Company and Executive are parties to a Separation Agreement that, among its terms, provides that the Company will pay Executive certain individually tailored severance benefits (the “Severance”) and provide benefits related to Executive’s equity and equity-based compensation (the “Equity Award Benefits”) in connection with the termination of Executive’s employment thereunder (the “Separation Agreement”).

B. Under the Separation Agreement, the Company is not obligated to pay the Severance unless Executive has signed a release of claims in favor of the Company. The parties intend this Agreement to be that release of claims.

NOW, THEREFORE, based on the foregoing and the terms and conditions below, the Company and Executive, desiring to amicably resolve any and all existing and potential disputes between them as of the date each executes this Agreement, and in consideration of the obligations and undertakings set forth below and intending to be legally bound, agree as follows.

1. Company’s Obligations. In return for “Executive’s Obligations” (as defined in Section 2 below), and provided that Executive signs this Agreement and does not exercise Executive’s rights to revoke or rescind Executive’s waivers of certain discrimination claims (as described in Section 5 below), the Company will pay to Executive the Severance.

2. Executive’s Obligations. In return for the Company’s Obligations in Section 1 above, Executive knowingly and voluntarily agrees to the following:

(a) Executive hereby fully, finally and forever releases, waives, and discharges, to the maximum extent that the law permits, any and all legal, equitable and administrative claims, actions, causes of action, suits, debts, accounts, judgments and demands (collectively, “Claims”) against the Company or any of its direct or indirect subsidiaries or affiliates that Executive has through the date on which Executive signs this Agreement. This full and final release, waiver, and discharge extends to all and each of every legal, equitable and administrative Claim(s) of any kind or nature whatsoever including, without limitation, the following:

(i) All Claims that Executive has now, whether Executive now knows about or suspects such claims;

(ii) All Claims for attorney’s fees;

(iii) All rights and claims of age discrimination and retaliation under the Age Discrimination in Employment Act (“ADEA”) as amended by the Older Workers Benefit Protection Act of 1990 (“OWBPA”); and discrimination and retaliation claims of any kind or nature whatsoever under federal, state, or local law, including, for example, claims of discrimination and retaliation under Title VII of the Civil Rights Act of 1964, and the Americans With Disabilities Act (“ADA”);

(iv) All Claims arising out of Executive’s employment and Executive’s separation from employment with the Company including, for example, any alleged breach of contract, breach of implied contract, wrongful or illegal termination, defamation, invasion of privacy, fraud, promissory estoppel, and infliction of emotional distress;

(v) All Claims for any other compensation, including vacation pay, other paid time off, severance pay, other severance benefits, incentive opportunity pay, other grants of incentive compensation, grants of stock, and stock options;

(vi) All Claims under the Employee Retirement Security Act of 1974, as amended (“ERISA”); and

(vii) All Claims for any other alleged unlawful employment practices arising out of or relating to Executive’s employment or separation from employment with the Company.

(b) Executive will not commence any civil actions against the Company except as necessary to enforce its obligations under this Agreement and the Separation Agreement. The Severance that Executive is receiving in the Separation Agreement has a value that is greater than anything to which Executive is entitled. Other than what Executive is receiving in the Separation Agreement, the Company owes Executive nothing else in return for Executive’s Obligations.

3. Certain Definitions. For purposes of Section 2, “Executive” means Thomas F. Fortin and any person or entity that has or obtains any legal rights or claims through Thomas F. Fortin. Further, the “Company” means Regional Management Corp. and any parent, subsidiary, and affiliated organization or entity in the present or past related to Regional Management Corp., and any past and present officers, directors, members, governors, attorneys, employees, agents, insurers, successors, and assigns of, and any person who acted on behalf of or instruction of Regional Management, Corp.

4. Other Provisions.

(a) The Company has paid or will pay Executive in full for all reimbursable business expenses, earned annualized salary, earned unpaid bonus pay, and any other earnings through the last day of Executive’s employment.

(b) This Agreement does not prohibit Executive from filing an administrative charge of discrimination with, or cooperating or participating in an investigation or proceeding conducted by, the Equal Employment Opportunity Commission or other federal or state regulatory or law enforcement agency.

(c) Nothing in this Agreement affects Executive’s rights in any qualified retirement or welfare benefit plan or program in which Executive was a participant while employed by the Company. The terms of such plans and programs control Executive’s rights with respect thereto.

(d) The Company will indemnify Executive as permitted by and pursuant to any agreement or policy that the Company has adopted relating to indemnification of directors, officers, and employees; and as permitted by and pursuant to any provision of the Company’s articles or by-laws relating to such indemnification.

(e) Executive will continue to be covered as permitted by and pursuant to any policy of directors and/or officers liability insurance policy on the terms and conditions of the applicable policy documents.

5. Executive’s Rights to Counsel, Consider, Revoke and Rescind.

(a) The Company hereby advises Executive to consult with an attorney prior to signing this Agreement.

(b) Executive further understands that Executive has 21 days to consider Executive’s release of rights and claims of age discrimination under the ADEA and OWBPA, beginning the date on which Executive receives this Agreement. Executive agrees that he was provided this Agreement on October 30, 2014 for consideration. If Executive signs this Agreement, Executive understands that Executive is entitled to revoke Executive’s release of any rights or claims under the ADEA and OWBPA within seven days after Executive has executed it, and Executive’s release of any rights or claims under the ADEA and OWBPA will not become effective or enforceable until the seven-day period has expired. To revoke such release, Executive must put the rescission in writing and deliver it to the Company by hand or mail within the seven day period. If Executive delivers the rescission by mail it must be: (i) Postmarked within 7 calendar days after the date on which Executive signs this Agreement; (ii) addressed to the Company, c/o Brian J. Fisher, 509 West Butler Road Greenville, SC 29607; and (iii) sent by certified mail return receipt requested.

If Executive revokes or rescinds Executive’s waivers of discrimination claims as provided above, Executive shall not be entitled to receive the Severance or the Equity Award Benefits.

6. Non-Admission. The Company and Executive enter into this Agreement expressly disavowing fault, liability and wrongdoing, liability at all times having been denied. Neither this Agreement, nor anything contained in it, will be construed as an admission by either of them of any liability, wrongdoing or unlawful conduct whatsoever. If this Agreement is not executed, no term of this Agreement will be deemed an admission by either party of any right that he/it may have with or against the other.

7. No Oral Modification or Waiver. This Agreement may not be changed orally. No breach of any provision hereof can be waived by either party unless in writing. Waiver of any one breach by a party will not be deemed to be a waiver of any other breach of the same or any other provision hereof.

8. Governing Law. This Agreement will be governed by the substantive laws of the State of Delaware without regard to conflicts of law principles.

9. Forum Selection-Jurisdiction and Venue. Executive and the Company knowingly and voluntarily agree that any controversy or dispute arising out of or otherwise related to this Agreement, including any employment or statutory claim, shall be tried exclusively, without jury, and consent to personal jurisdiction in the state courts of Wilmington, Delaware or the United States District Court for the District of Delaware, as appropriate.

10. Counterparts. This Agreement may be executed in any number of counterparts, and each such counterpart will be deemed to be an original instrument, and all such counterparts together will constitute but one agreement.

11. Blue Pencil Doctrine. In the event that any provision of this Agreement is unenforceable under applicable law, the validity or enforceability of the remaining provisions will not be affected. To the extent any provision of this Agreement is judicially determined to be unenforceable, a court of competent jurisdiction may reform any such provision to make it enforceable. The provisions of this Agreement will, where possible, be interpreted so as to sustain its legality and enforceability.

12. Agreement Freely Entered Into. Executive and the Company have voluntarily and free from coercion entered into this Agreement. Each has read this Agreement carefully and understands all of its terms, and has had the opportunity to discuss this Agreement with his/its own attorney prior to its execution. In agreeing to sign this Agreement, neither party has relied on any statements or explanations made by the other party, their respective agents or attorneys except as set forth in this Agreement. Both parties agree to abide by this Agreement.

Dated:
Thomas F. Fortin

Dated:	Regional Management Corp.

By:

Its: